EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dialogic Corporation:

We consent to the use of our report dated July 10, 2010 (except as to note 2(c), which is of October 1, 2010), with respect to the consolidated balance sheet of Dialogic Inc. (formerly Dialogic Corporation) and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Montréal, Canada

July 14, 2011